EXHIBIT 5.1

Law Offices of Joseph L. Pittera
1308 Sartori Avenue
Suite 109
Torrance, California 90501
Telephone (310) 328-3588
Facsimile (310) 328-3063
E-mail: jpitteralaw@gmail.com

Global Quest Ltd.
103-1602 Gogi 3
Sujigu, Yonginsi
Geong Gido, Korea

Ladies and Gentlemen:

We have acted as counsel to Global Quest Ltd, a Nevada corporation (the “Company”), in connection with the filing by the Company of Amendment No. 1 to the registration statement on Form S-1/A with the Securities and Exchange Commission (the “Registration Statement”) relating to an aggregate of 3,050,000 shares of the Company’s Common Stock, $0.001 par value per share, to be offered pursuant to the Registration Statement at a price of $0.02 per share, which are being registered by the selling security holders.

In our opinion, the shares to be offered pursuant to the Registration Statement have been duly authorized and issued in the manner specified in the Registration Statement and therefore the Common Shares are validly issued, fully paid for and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters” in such prospectus.  The filing of this consent shall not be deemed an admission that the undersigned is an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/S/ Joseph Pittera
Joseph Pittera